EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 33-92702, No. 333-124363, and No. 333-207061) on Form S-8 of our report dated October 19, 2023, appearing in this Annual Report on the Form 11-K of the Darden Savings Plan for the year ended April 30, 2023 and 2022.

/s/ WithumSmith+Brown, P.C.

Orlando, Florida

October 19, 2023